Exhibit 99.1

NOVAGOLD Reports 2018 Results: Secures Key Federal and State Permits for Donlin Gold and Further Strengthens its Balance Sheet with the Successful Sale of its 50%-share of Galore Creek in 2018

The U.S. Army Corps of Engineers (the “Corps”), the lead federal permitting agency, issued the Record of Decision (ROD) for Donlin Gold upon successful completion of the National Environmental Policy Act (NEPA) review process

NOVAGOLD sold its 50 percent interest in the Galore Creek project to Newmont Mining Corporation (“Newmont”) for total consideration of up to $275 million

With $167 million in cash and term deposits as of November 30, 2018, NOVAGOLD remains financially strong to continue advancing its Donlin Gold project up the value chain

January 23, 2019 - Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (TSX, NYSE American: NG) today released its 2018 year-end financial results and update on the Donlin Gold project in Alaska, which NOVAGOLD owns equally with Barrick Gold Corporation (“Barrick”).

Details of the financial results for the year ended November 30, 2018 are presented in the consolidated financial statements and annual report filed on Form 10-K with the SEC that is available on the Company's website at www.novagold.com, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov. All amounts are in U.S. dollars unless otherwise stated and all resource and reserve estimates are shown on a 100% project basis.

In 2018, NOVAGOLD achieved the following milestones:

Donlin Gold received a ROD and key federal and state permits upon successful completion of the NEPA review process:

On April 27, 2018, the Notice of Availability for the Donlin Gold final Environmental Impact Statement (EIS) was published in the Federal Register and on August 13, 2018, the Corps and the Bureau of Land Management (BLM) issued a joint federal ROD for the Donlin Gold project. Along with the ROD, the Corps issued a combined permit under Clean Water Act (CWA) Section 404 and Section 10 of the Rivers and Harbors Act
The BLM issued the Offer to Lease for the Right-of-Way for those portions of the natural gas pipeline that would cross federal lands on August 13, 2018
The Pipeline and Hazardous Materials Safety Administration (PHMSA) issued a special permit for the natural gas pipeline on June 5, 2018

Several major Alaska state permits for Donlin Gold were issued or advanced during the year:

The CWA Section 401 Certificate of Reasonable Assurance on August 10, 2018, indicating that the CWA Section 404/10 federal permit complies with the State’s water quality standards
The Alaska Pollutant Discharge Elimination System (APDES) water discharge permit was issued on May 24, 2018 and with no appeal, became effective on July 1, 2018
The State of Alaska Department of Fish and Game issued Title 16 Fish Habitat permits for the mine area and transportation corridor on August 30, 2018
In October 2018, the State of Alaska Department of Environmental Conservation (ADEC) approved an extension of the date by which construction of the Donlin Gold project must begin to June 30, 2020, as authorized by the Prevention of Significant Deterioration (PSD) air quality permit

Community outreach efforts continued in Alaska and British Columbia:

NOVAGOLD and Donlin Gold conducted village meetings jointly with Calista Corporation (“Calista”) throughout the Yukon-Kuskokwim (Y-K) region to highlight the benefits of the Donlin Gold project and respond to questions
From scholarships to welding machines, NOVAGOLD continued to support and fund educational opportunities for hundreds of students in the Y-K region where the Donlin Gold project is located

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NOVAGOLD hosted a site tour of the Donlin Gold project with multiple sell-side representatives last summer along with a meeting in Anchorage with the Governor, key state agency commissioners, and the President and CEO of both Calista and TKC
NOVAGOLD launched and funded the successful Green Star® waste removal program working with six middle Kuskokwim villages to remove household hazardous waste via barges
NOVAGOLD sponsored and participated in key environmental, educational, cultural and safety-driven community events, initiatives and opportunities in Alaska and Canada

NOVAGOLD sold its 50 percent interest in the Galore Creek project to Newmont on July 27, 2018 for a total consideration of up to $275 million; as of November 30, 2018, the Company had $167 million in cash and term deposits

Subsequent to year-end, Donlin Gold received two major state permits on January 18, 2019:

The Donlin Gold Reclamation and Closure Plan was approved by the Alaska Department of Natural Resources
The Waste Management permit was issued by the ADEC

President’s Message

What a year it has been – I’m very proud of the team’s accomplishments and their dedicated efforts and perseverance – all of which has paid off since the federal permitting process for the Donlin Gold project came to a close and multiple key state permits were received. The Corps and BLM, in addition to various State of Alaska agencies, have worked diligently over the last six years to execute on the steps required to responsibly permit what we expect to be one of the most important undertakings in the gold development space. Input and guidance from our partners, Calista and TKC, as well as the excellent feedback received from the 11 cooperating agencies and people from the Y-K region throughout the interactive NEPA process and community meetings, have served to improve the resulting permits and the way the project is expected to be developed. It was a six-year federal, state and regional permitting marathon with a successful outcome! With permitting and scoping-level optimization work largely complete, NOVAGOLD’s focus is to continue advancing the Donlin Gold project.

Moreover, the momentum continued in 2018 with the sale of our share of the Galore Creek project to Newmont, a win-win for both companies where Teck gained a partner that will advance this important project in a responsible manner. Our patience in selling our interest in Galore Creek at the right time and at the right price has been rewarded and the transaction significantly strengthened our treasury.

Donlin Gold Project

Federal permitting of the Donlin Gold project was completed in the third quarter of 2018. It was truly a collaborative effort. On August 13, 2018, for the first time in history, two federal agencies, the Corps and the BLM, participated in an official signing ceremony for the issuance of the joint ROD for the Donlin Gold project. Coincident with the issuance of the ROD, the project received a combined permit under CWA Section 404 and Section 10 of the Rivers and Harbors Act. Furthermore, the BLM issued the Offer to Lease for the right-of-way for those portions of the natural gas pipeline that will cross federal lands. The Donlin Gold project also received the special permit for the pipeline from PHMSA.

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Concurrent with the federal process, a considerable amount of diligent work has been carried out to advance major state permits for the Donlin Gold project. Over the last nine months, a number of these state permits were received or advanced. The State of Alaska issued a CWA Section 401 Certificate of Reasonable Assurance indicating that the CWA 404/10 permit complies with the State’s water quality standards; the APDES water discharge permit was issued with no appeal; the State of Alaska Department of Fish and Game delivered the Title 16 Fish Habitat permits for the mine area and transportation corridor; ADEC approved an extension by which construction of the Donlin Gold project as authorized by the Prevention of Significant Deterioration air quality permit must begin; and the final approval for the Donlin Gold Reclamation and Closure Plan as well as the final Waste Management Permit were received last week. The proposed state portion of the pipeline right-of-way and other state land use approvals are anticipated to be issued for public comment in the first half of 2019. The Alaska Dam Safety permits require additional fieldwork and more detailed engineering that will commence in 2019 and require a multi-year commitment.

With the recent completion of the merger between Barrick and Randgold, we are looking forward to working with the newly constituted technical team to advance the project in an efficient, responsible and cost-effective manner.

These days we are frequently asked: what are Barrick’s plans with respect to Donlin Gold? We are used to questions of this nature. After all, Barrick and NOVAGOLD have been partners for many years, during which time we have worked together collaboratively with the common objective of building value for the project stakeholders. NOVAGOLD is essentially in a win-win position. If Barrick, under the leadership of Mark Bristow, stays in, we believe it will be great for our shareholders to have such experienced partners. If, on the other hand, Barrick exits in favor of a motivated buyer that seeks ownership in a U.S. asset with unique technical and jurisdictional attributes, we will welcome a new partner with the obvious appreciation of how accretive this asset is for just about anyone in the industry. We expect that either outcome should be very positive for our shareholders. There is a reason why our Chairman refers to the changes at Barrick as a “white swan” event!

For this and so many other reasons, we are more enthusiastic than ever before about Donlin Gold and the opportunity it represents for all concerned. A federally-permitted gold development project, with an endowment of approximately 39,000,000 ounces of gold in the measured and indicated mineral resource categories that rivals some of the best mines in the industry, with an average grade of 2.24 grams per tonne1, it is one of the largest and among the highest grade open-pit gold development projects on the planet. With these attributes, Donlin Gold is expected to be a long-life mine operating for decades. In fact, we expect its operating life to go beyond the projected 27-year life, considering that the known endowment encompasses only three kilometers of an eight-kilometer mineralized belt. And finally, with the project located in Alaska, we are already blessed to be working in a jurisdiction that welcomes responsible resource development.

Galore Creek Project

Since 2012 NOVAGOLD has been seeking opportunities to monetize its 50-percent interest in Galore Creek, a world-class copper-gold-silver project located in British Columbia, Canada. In July 2018, the Company succeeded in making it happen by selling its share of Galore Creek to Newmont for total consideration of up to $275 million. The first payment of $100 million was received upon closing of the transaction; the second payment of $75 million is due upon the earlier of the completion of a new pre-feasibility study or three years from the closing date; and the third payment of $25 million is payable upon the earlier of the completion of a feasibility study or five years from the closing date. A final payment of $75 million is contingent upon approval of project construction by the owner(s). I was delighted to have the opportunity to transition ownership to Newmont in a formal ceremony with the Tahltan First Nation, a partner in the project, and I wish Teck and Newmont success in advancing and ultimately developing Galore Creek into a major world-class mine.

1Donlin Gold project estimates as per the Second Updated Feasibility Study (as defined herein). Represents 100% of measured and indicated mineral resources, of which NOVAGOLD’s share represents 50%. Measured and indicated resources are inclusive of proven and probable mineral reserves. Measured resources total 8M tonnes grading 2.52 g/t Au, and indicated resources total 534M tonnes grading 2.24 g/t Au. Proven reserves total 8M tonnes grading 2.32 g/t Au, and probable reserves total 497M tonnes grading 2.08 g/t Au. See “Cautionary Note Concerning Reserve & Resource Estimates” and “Reserve/Resource Table” at www.novagold.com

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Stakeholder Engagement

Establishing strong and collaborative working relationships with the communities where we operate is at the core of our strategy. By engaging jointly with our Donlin Gold Native Corporation partners, Calista and TKC, we can create a solid foundation of common values based on mutual respect and appreciation of cultural traditions of the people in the Y-K region. In that spirit, extensive engagement efforts continued in 2018 with joint village meetings taking place with Calista throughout the Y-K region, highlighting the benefits of the project and being on hand to answer any questions. Donlin Gold and TKC collaborated on organizing post-NEPA outreach visits to the middle-Kuskokwim villages. Since 2010, Donlin Gold has conducted more than 400 village meetings. I’m always amazed at the various educational programs where we are having a positive impact, from scholarships to welding machines, we continue to support these initiatives for hundreds of students throughout the Y-K region. A new and very successful program that was launched by NOVAGOLD in 2018, was the Green Star® backhaul project, working with locals in six different middle Kuskokwim villages to identify, classify, package and remove approximately 20 tons of hazardous materials and other wastes by barge. This is a program that we will build upon in 2019. Additionally, Donlin Gold proudly sponsored several key sporting, educational and environmental events and initiatives last year such as the Iditarod, EXCEL Alaska, career fairs, Elder Mentor program, Clean Up Green Up, safety training, youth camps and local youth sporting teams.

Another key event unfolded toward the end of the year: Alaska voters rejected Ballot Measure No. 1, the Stand for Salmon initiative, by a 62 to 38 percent margin. Without compromising their excellent environmental regulations, Alaskans proved once again that the state – already the second largest gold producer in the country -- is open for business.

Frequent engagement with our shareholders is fundamental in continuing to improve our disclosure and good governance practices. As such, we held a Donlin Gold site tour with multiple sell-side representatives last summer and a formal event with the Alaska Governor, key state commissioners, and the president and chief executive officers of both Calista and TKC.  To broaden our understanding of our shareholders’ priorities, we continued our proxy and post proxy engagement efforts in 2018 by giving shareholders access to management, who in turn shared investor feedback with the Board of Directors and its respective committees. In 2018, NOVAGOLD engaged with shareholders representing 82-percent of the company’s issued and outstanding shares ahead of the company’s 2018 AGM and conducted a post-proxy outreach effort last fall to obtain feedback from the ten largest shareholders who we believed had voted against say-on-pay at the AGM, to be reported back to the respective committees of the Board for their consideration.

I would like to congratulate the team on receiving the 2018 Platinum Award for Corporate Excellence from the American Exploration and Mining Association. We are proud to be recognized for our permitting efforts at Donlin Gold and for NOVAGOLD’s strong safety culture, environmental stewardship and community engagement.

Balance Sheet

As a result of the Galore Creek sale, we materially increased our treasury, providing greater security to advance the Donlin Gold project. With $167 million in cash and term deposits as of year-end, and payment on additional notes receivable in the next five years from the sale of the Galore Creek project, we have sufficient funds to advance Donlin Gold and meet other financial obligations without recourse to our shareholders.

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In conclusion, I would like to thank our shareholders for their support and dedication. We are thankful for their continued patience and commitment. We believe that it is only a matter of time before the broader market appreciates the exceptional value proposition of our investment thesis. I would also like to extend gratitude to our partners, Calista and TKC, for their consistent engagement in the local communities and their encouragement throughout the year. We congratulate our partner Barrick on its latest transformation. We are looking forward to working together to build value at Donlin Gold for all of our stakeholders. A special thank you to Teck and the Tahltan First Nation for their support as our former partners at Galore Creek. We know they will do well with Newmont as their new partner. Many thanks to our experienced and hard-working Board of Directors and dedicated management for their loyalty and commitment.

I would also like to extend a very special thank you to our esteemed fellow board members, Gerry McConnell and Gil Leathley, who retired in 2018. Gerry has made an extraordinary contribution to NOVAGOLD, a company he founded in 1984. His steady and dedicated leadership helped transform what was an exploration start-up into a significant precious metals mine developer. Gil began his association with NOVAGOLD in 2010, first as Senior Vice President and Chief Operating Officer and subsequently becoming a member of the Board of Directors and a Special Advisor to the President and CEO. With over 55 years of industry experience, his guidance in setting and maintaining the highest standards for various facets of operating performance has not only set the tone for our achievements at both Donlin Gold and Galore Creek but also set the benchmark for operating excellence for many years to come. And finally, I want to thank David Deisley who retired in 2018. As our former Executive Vice-President and General Counsel, he was instrumental in guiding the Company through various aspects of its activities, from corporate transformation to successful permitting and social engagement. We wish all these gentlemen a long, healthy and rewarding retirement.

Gregory A. Lang
President & CEO

Financial Results

in thousands of U.S. dollars, except for per share amounts

	Year ended November 30, 2018 $	Year ended November 30, 2017 $
General and administrative expense (1)	18,493	20,802
Share of losses – Donlin Gold	8,798	11,219
Total operating expenses	27,291	32,021

Loss from operations	(27,291)	(32,021)
Other expense	(3,649)	(4,587)
Income tax expense	(526)	(307)
Loss from continuing operations for the period Loss from discontinued operations for the period Net loss	(31,446) (81,299) (112,765)	(36,915) (2,101) (39,016)
Loss per share, basic and diluted Continuing operations Discontinued operations	(0.10) (0.25)	(0.11) (0.01)
	(0.35)	(0.12)

	At November 30, 2018 $	At November 30, 2017 $
Cash and term deposits	167,004	83,954
Total assets	260,929	398,661
Total liabilities	100,241	114,632

(1) Includes share-based compensation expense of $7,727 and $10,293 for the year-ended November 30, 2018 and 2017, respectively.

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For the year ended November 30, 2018, NOVAGOLD reported a decrease in loss from operations of $4.7 million from $32 million in 2017 to $27.3 million in 2018 due to lower project expenses at Donlin Gold and lower general administrative expense. The decrease resulted primarily from lower permitting costs and no drill program at Donlin Gold in 2018. General and administrative costs decreased by $2.3 million, primarily due to lower share-based compensation costs for stock options and PSUs compared to the prior year.

Net loss from continuing operations decreased from $36.9 million ($0.11 per share) in 2017 to $31.4 million ($0.10 per share) in 2018, primarily due to lower operating losses, higher interest income, accretion of notes receivable and lower foreign exchange loss offset by higher interest expense on the promissory note payable to Barrick.

Net loss from discontinued operations, net of tax of $81.3 million ($0.25 per share) results primarily from the loss on sale of Galore Creek, net of tax, of $80.1 million. The net book value of the assets disposed exceeded the net proceeds by $105.3 million and was partially offset by the reclassification of cumulative foreign currency translation adjustments of $13.8 million and a net deferred tax recovery of $11.5 million. Loss on Galore Creek operations, net of tax decreased from $2.1 million in 2017 to $1.2 million in 2018 prior to closing the sale on July 27, 2018.

Liquidity and Capital Resources

Total spending in 2018 was $4.2 million lower than our revised outlook of $23.5 million, mainly due to lower than expected permitting and optimization work expenditures at Donlin Gold ($3.6 million), lower corporate and general administrative costs ($0.3 million) and other income ($0.3 million).

Total cash, cash equivalents and term deposits increased by $83.1 million in 2018 due to net proceeds of $99.3 million from the sale of Galore Creek, a return of $4.6 million for reclamation deposits, partially offset by $8.9 million used to fund Donlin Gold, $10.8 million for corporate general and administrative activities, as well as $1.5 million to fund Galore Creek prior to the sale. The net change in cash and cash equivalents and term deposits was also favorably impacted by higher interest income and working capital changes, resulting in a net increase in cash and cash equivalents and term deposits of $83.1 million. We believe that our cash and term deposits are enough to advance Donlin Gold, as well as meet our other financial obligations. Additional capital will be necessary if a decision to commence engineering and construction is reached for the Donlin Gold project. The term deposits are denominated in U.S. dollars and held at two Canadian chartered banks.

2019 Outlook

We anticipate spending approximately $24 million in 2019, $13 million to fund our share of Donlin Gold project expenditures, and $11 million for corporate general and administrative costs.

NOVAGOLD remains focused on three primary goals in 2019: Continue to advance the Donlin Gold project; maintain a healthy balance sheet; and maintain an effective corporate social responsibility program.

Conference Call & Webcast Details

NOVAGOLD’s conference call and webcast to discuss these results will take place on January 24, 2019 at 8:00 am PT (11:00 am ET). The webcast and conference call-in details are provided below.

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Webcast:	www.novagold.com/investors/events/
North American callers:	1-855-475-2134
International callers:	1-661-378-9964
Conference ID:	8967117

The webcast will be archived on NOVAGOLD’s website for one year. To request a transcript of the call, please email us at: info@novagold.com.

About NOVAGOLD

NOVAGOLD is a well-financed precious metals company focused on the development of its 50%-owned Donlin Gold project in Alaska, one of the safest mining jurisdictions in the world. With approximately 39 million ounces of gold in the measured and indicated mineral resource categories, inclusive of proven and probable mineral reserves (541 million tonnes at an average grade of approximately 2.24 grams per tonne in the measured and indicated resource categories on a 100% basis),2 Donlin Gold is regarded to be one of the largest, highest-grade, and most prospective known open pit gold deposits in the world. According to the Second Updated Feasibility Study (as defined below), once in production, Donlin Gold is expected to produce an average of more than one million ounces per year over a 27-year mine life on a 100% basis. The Donlin Gold project has substantial exploration potential beyond the designed footprint which currently covers three kilometers of an approximately eight-kilometer long gold-bearing trend. Current activities at Donlin Gold are focused on state permitting, optimization work, community outreach and workforce development in preparation for the construction and operation of this project. With a strong balance sheet, NOVAGOLD is well-positioned to continue advancing its Donlin Gold project up the value chain.

Scientific and Technical Information

Some scientific and technical information contained herein with respect to the Donlin Gold project is derived from the “Donlin Creek Gold Project Alaska, USA NI 43-101 Technical Report on Second Updated Feasibility Study” prepared by AMEC with an effective date of November 18, 2011, as amended January 20, 2012 (the “Second Updated Feasibility Study”). Kirk Hanson, P.E., Technical Director, Open Pit Mining, North America, (AMEC, Reno), and Gordon Seibel, R.M. SME, Principal Geologist, (AMEC, Reno) are the Qualified Persons responsible for the preparation of the independent technical report, each of whom are independent “qualified persons” as defined by NI 43-101.

Clifford Krall, P.E., who is the Mine Engineering Manager for NOVAGOLD and a “qualified person” under

NI 43-101, has approved and verified the scientific and technical information related to the Donlin Gold project contained in this press release.

NOVAGOLD Contacts:

Mélanie Hennessey
Vice President, Corporate Communications

Allison Pettit

Investor Relations Manager

604-669-6227 or 1-866-669-6227

2 Donlin Gold data as per the Second Updated Feasibility Study (as defined herein). Donlin Gold measured resources of approximately 8 Mt grading 2.52 g/t and indicated resources of approximately 534 Mt grading 2.24 g/t, each on a 100% basis. Mineral resources have been estimated in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”).

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Cautionary Note Regarding Forward-Looking Statements

This press release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, “would” or “should” occur or be achieved. Forward-looking statements are necessarily based on several opinions, estimates and assumptions that management of NOVAGOLD considered appropriate and reasonable as of the date such statements are made, are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, included herein are forward-looking statements.  These forward-looking statements include statements regarding the 2019 Outlook; the potential development and construction of Donlin Gold; perceived merit of properties; the advancement of optimization studies at Donlin Gold; potential opportunities to enhance or maximize the value of Donlin Gold; the timing and likelihood of permits; opportunities to reduce capital outlays and improve project economics; the potential completion of an updated feasibility study on the project; mine life and production estimates at Donlin Gold; mineral reserve and resource estimates; work programs; capital expenditures; timelines; strategic plans; benefits of the Donlin Gold project and market prices for precious metals. In addition, any statements that refer to expectations, intentions, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are not historical facts but instead represent NOVAGOLD’s management expectations, estimates and projections regarding future events or circumstances on the date the statements are made.

Important factors that could cause actual results to differ materially from expectations include the need to obtain additional permits and governmental approvals; the timing and likelihood of permits; the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; the need for continued cooperation between NOVAGOLD and  Barrick for the continued exploration, and development and eventual construction of the Donlin Gold property; the need for cooperation of government agencies and native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; and other risks and uncertainties disclosed in reports and documents filed by NOVAGOLD with applicable securities regulatory authorities from time to time. The forward-looking statements contained herein reflect the beliefs, opinions and projections of NOVAGOLD on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

Cautionary Note to United States Investors

This press release has been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all resource and reserve estimates included in this press release have been prepared in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (CIM)—CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended (“CIM Definition Standards”). NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission (SEC) Industry Guide 7 (“SEC Industry Guide 7”), and resource and reserve information contained herein may not be comparable to similar information disclosed by U.S. companies. NOVAGOLD’s disclosure concerning Reserve & Resources Estimates remains consistent with NI 43-101. Under SEC Industry Guide 7, mineralization may not be classified as a "reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. SEC Industry Guide 7 normally does not permit the inclusion of information concerning "measured mineral resources”, "indicated mineral resources” or "inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves” under SEC Industry Guide 7 in documents filed with the SEC. Investors should also understand that "inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. Under Canadian rules, estimated "inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Disclosure of "contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves” under SEC Industry Guide 7 as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of "reserves” are also not the same as those of SEC Industry Guide 7, and reserves reported by NOVAGOLD in compliance with NI 43-101 may not qualify as "reserves” under SEC Industry Guide 7. Donlin Gold does not have known reserves, as defined under SEC Industry Guide 7.  Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with SEC Industry Guide 7.

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On October 31, 2018, the SEC adopted a final rule (“New Final Rule”) that will replace SEC Industry Guide 7 with new disclosure requirements that are more closely aligned with current industry and global regulatory practices and standards, including NI 43-101. Companies must comply with the New Final Rule for the company’s first fiscal year beginning on or after January 1, 2021, which for NOVAGOLD would be the fiscal year beginning December 1, 2021. The New Final Rule provides that SEC Industry Guide 7 will remain effective until all registrants are required to comply with the New Final Rule, at which time SEC Industry Guide 7 will be rescinded. While early voluntary compliance with the New Final Rule is permitted, NOVAGOLD has not elected to comply with the New Final Rule at this time.

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